Exhibit 10.1
FPIC INSURANCE GROUP, INC.

2008 SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN
(effective January 1, 2008)

1.           Purpose.  The compensation policies of FPIC Insurance Group, Inc. (the “Company”) are intended to support the Company's overall objective of enhancing shareholder value.  In furtherance of this philosophy, the FPIC Insurance Group, Inc. 2008 Senior Executive Annual Incentive Plan (the “Plan”) is intended to motivate and reward executive officers of the Company by providing for annual incentive bonuses if annual pre-established performance goals are achieved.  The Plan is also intended to qualify as a performance-based compensation plan under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.           Effective Date.  The Plan shall be effective as of January 1, 2008, upon approval of the Plan by the Company’s shareholders.

3.           Plan Administration.  The Plan shall be administered by the Compensation Committee (“Committee”) of the Company’s Board of Directors (“Board”), which shall consist of members appointed from time to time by the Board.  Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code.  The Committee shall have full power and authority, subject to the provisions of the Plan and applicable law, to (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan.  Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (x) shall be within the sole discretion of the Committee, and (y) may be made at any time.  All decisions of the Committee concerning the Plan shall be binding on the Company and its subsidiaries and their respective boards of directors, and on all Participants, their legal representatives and beneficiaries and other persons claiming rights under the Plan.

4.           Eligibility.  The Company's Chief Executive Officer and each other employee of the Company and its subsidiaries that the Committee determines, in its discretion, is or may be a "covered employee" of the Company within the meaning of Section 162(m) of the Code and the regulations adopted thereunder shall be eligible to participate in the Plan for a given period of twelve months or less (a “Plan Year”).  Participation in the Plan by a Participant during a given Plan Year does not entitle continued participation by such Participant in any subsequent Plan Year.

5.           Awards.

(a)           Initial Designations.  Prior to or within ninety (90) days after the commencement of each Plan Year, the Committee shall designate the following:

(i)           The persons who will participate (the “Participants”) in the Plan for the Plan Year.

(ii)           The Performance Criteria, as defined herein, which will apply to Awards for the Plan Year.

(iii)           The Performance Goals, as defined herein, to be met in order for Participants to earn Awards for the Plan Year.

(iv)           The payout matrix or formula for such Performance Criteria and Performance Goals.

(b)           Forms of Awards.  Awards under this Plan (“Awards”) will be bonus payments in an amount determined in accordance with the applicable payout matrix or formula.  Subject to Section 8(f) hereof, Awards shall be paid to the Participants in cash.

(c)           Performance Criteria. The Committee shall use any one or more of the following performance criteria (“Performance Criteria”) to establish Performance Goals:

(i)           Awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (“Qualified Awards”) shall be based solely upon one or more of the following:  stock price; premiums (whether written, earned or otherwise); revenues; earnings, including operating earnings; shareholders’ equity (whether including or excluding intangibles); return on equity; assets; return on assets; capital; return on capital; economic value added; operating margins; cash flow; shareholder return; expenses; combined ratio; expense ratio; loss ratio; underwriting results; debt-to-capital ratio; market share; financial strength ratings of our insurance subsidiaries; investment results; or insurance reserves or ratio of insurance reserves to specified measures of capitalization or liabilities; or effecting specified strategic objectives.  Any of the Performance Criteria may be on a per share basis.

(ii)           Awards other than Qualified Awards may be described in any terms that are related to the performance of the individual Participant or the Company or a subsidiary of subsidiaries of the Company, a business unit, division, department or other portion thereof or the function with any of the foregoing performed by the Participant.

The Committee may specify any reasonable definition of the financial or other measures it uses.  Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to the following: realized investment gains and losses; extraordinary, unusual or non-recurring items; effects of accounting changes; currency fluctuations; acquisitions; divestitures; financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; and other non-operating items.  Performance Criteria may be based on the performance of the Company, a subsidiary or subsidiaries of the Company, a business unit, division, department, or other portion thereof, a product line or products, or any combination of the foregoing or upon a comparison of such performance with the performance of a peer group or other measure selected or defined by the Committee.

(d)           Performance Goals.  For each Plan Year, the Committee shall establish levels of performance (the “Performance Goals”), the outcome of which is substantially uncertain at the time so established, for each of the Performance Criteria designated by the Committee for the Plan Year against which actual performance is to be measured to determine the amount of Awards.

6.           Determination and Payment of Awards.

(a)           Determination of Awards.  As soon as practicable after the end of the Plan Year, the Committee will determine the amount of the Award or Awards earned by each Participant, based upon application of the matrix or payout formula specified in Section 5 hereof.  The Committee will make payments promptly after determination of the Awards unless payment of an Award has been deferred pursuant to Section 8(f) hereof.  With respect to Qualified Awards such Committee determination must include a certification in writing that the Performance Goals and any other material terms of the Award were in fact satisfied; provided, that minutes of the Committee meeting (or any action by written consent) shall satisfy the written certification requirement.

(b)           Limitation on Awards.  Notwithstanding anything herein to the contrary, the Awards for a Participant with respect to a Plan Year shall equal no more than the lesser of 200% of the Participant's base salary in effect on January 1 of the applicable Plan Year or $2,250,000.

(c)           Qualified Awards; Shareholder Approval.  It is intended that the Plan be administered, interpreted and construed so that Qualified Awards satisfy the applicable requirements for the performance-based compensation exception under Section 162(m) of the Code.  Qualified Awards shall be contingent upon approval of the Plan by the Company’s shareholders in accordance with Section 162(m) of the Code and the regulations thereunder.

(d)           Eligibility for Payment of Awards.  Subject to Section 8(f) hereof, a Participant will be eligible to receive his or her Award if he or she is employed by the Company or one of its subsidiaries as of the date on which the Award is to be paid.  Subject to the terms of any contractual arrangements to the contrary, Participants who leave the employment of the Company and its subsidiaries before, or who otherwise are not employed by the Company or one of its subsidiaries on, the date the Award is to be paid, whether involuntarily or voluntarily, are ineligible to receive payment of the Award; provided, however, that the Committee may, in its sole and complete discretion, determine to pay an Award in the event termination was the result of death, disability, retirement, a reduction in workforce, or other reason.

7.           Termination, Suspension or Modification of the Plan. The Plan may be amended or terminated by the Board or Committee.  All amendments to the Plan, including any amendment to terminate the Plan, shall be in writing.  An amendment, other than an amendment to terminate the Plan, shall not be effective without the prior approval of the shareholders of the Company if such approval is necessary to continue to qualify Qualified Awards as “qualified performance-based compensation” under Section 162(m) of the Code and the regulations thereunder, Securities and Exchange Commission regulations, the rules of The NASDAQ Stock Market or any other applicable exchange, or any other applicable law or regulations.  Unless otherwise expressly provided by the Board or Committee, no amendment to the Plan shall apply to Awards made before the effective date of the amendment.  A Participant's rights with respect to any Awards made to him or her may not be abridged by any amendment, modification or termination of the Plan, without his or her individual consent.

8.           Miscellaneous.

(a)           No Assignments.  No Award shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability that is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the Participant or his or her designated beneficiary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to an Award shall be void.

(b)           No Right of Employment.  Neither the adoption of the Plan nor the determination of eligibility to participate in the Plan nor the granting of an Award shall confer upon any person, including any Participant, any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or the subsidiary to terminate such employment at any time.

(c)           Tax Withholding.  The Company shall have the right to withhold the amount of any tax attributable to amounts payable under the Plan.

(d)           Governing Law.  The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of Florida.

(e)           Other Plans.  Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board, the Company or any subsidiary of the Company to establish any other compensation plan or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any person employed by the Company or any subsidiary of the Company, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonus is determined.

(f)           Deferrals of Awards. A Participant may elect to defer payment of his or her cash Award if deferral of an Award is permitted pursuant to the terms of a deferred compensation program of the Company (or a subsidiary) existing at the time the election to defer is made and the Participant complies with the terms of such program.

(g)           Committee Members Not Liable.  The Committee shall be entitled to rely upon certificates of appropriate officers of the Company with respect to financial, statistical or other data in order to determine whether the Performance Goals have been met.  The Committee and its members shall not be liable for any action, inaction or determination made in good faith with respect to the Plan.

The undersigned, Secretary of FPIC Insurance Group, Inc., hereby certifies that the above 2008 Senior Executive Annual Incentive Plan was adopted by the Board of Directors of FPIC Insurance Group, Inc. at a meeting held on March 14, 2008.

/s/ T. Malcolm Graham
T. Malcolm Graham
Secretary